Exhibit 99


          FOR IMMEDIATE RELEASE
          Contact:

          James Linesch
          President and Chief Executive Officer
          CompuMed, Inc.
          (310) 643-5106, ext. 115
          email: jiml@compumed.net

          Noonan/Russo Communications, Inc.
          Heather Hennessy (media) ext. 274
          Jan Medina (investor) ext. 216
          (212) 696-4455
          email: news@noonanrusso.com

          COMPUMED  ANNOUNCES $1.75  MILLION INVESTMENT  FROM INSTITUTIONAL
          INVESTORS

          Manhattan Beach, CA -  January 9, 1998 - CompuMed,  Inc. (Nasdaq:
          CMPD) today disclosed that they have completed the sale of 17,500 shares of Series 1 Class C 7% Convertible Preferred Stock for $1,750,000 to a group of institutional and accredited investors. The group has agreed to invest an additional $1,750,000 in Series 2, Class C 7% Preferred Stock subject to certain conditions.

          "This equity investment strengthens CompuMed's balance sheet and enhances the Company's ability to expand its development efforts in osteoporosis and arthritis detection", stated James Linesch, President of CompuMed. "The potential market for the OsteoView(R) 2000 digital bone densitometer represents an excellent business opportunity for our Company and our shareholders. We will also be able to pursue related strategies that will enhance shareholder value."

          CompuMed, based in Manhattan Beach, California, develops solutions to important medical problems through the use of computer technology. The Company is currently developing a bone densitomer, the OsteoView, for the assessment of osteoporosis and arthritis. In addition, CompuMed is focused on telemedicine services for cardiology and currently provides on-line computer interpretation of electrocardiograms (ECGs) to physicians and healthcare providers.

          The securities were sold in a private placement under Regulation D of the Securities Act of 1933, and have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Interest on the Preferred shares may be paid in cash or in kind at the election of the Company. Full details of the Preferred Stock sales are provided on Form 8K as filed with the Securities and Exchange Commission.

          This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product development and consumer demand and acceptance, changes in technology, ability to raise capital, the availability of appropriate acquisition candidates and/or business partnerships, economic conditions, impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks. All such forward-looking statements whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


          Editors' note: This release is available on the Internet at www.compumed.net and www.noonanrusso.com